EXHIBIT 10.2

December 26, 2008

The Board of Directors of
China Shoe Holdings, Inc.

Gentlemen:

This letter confirms that I hereby resign as the Director and from all other offices that I hold with China Shoe Holdings, Inc. (the “Company”) effective as of December 26, 2008.

My resignation is the result of disagreement with the Company on the matter relating to its operations and practices.

Sincerely,
/s/ Kon Ki Lo
Kon Ki Lo